EXHIBIT 23(i)


Kirkpatrick & Lockhart LLP                      1800 Massachusetts Avenue, N.W.
                                                Second Floor
                                                Washington, D.C. 20036-1800
                                                202.778.9000
                                                www.kl.com


July 10, 2001


MPAM Funds Trust
c/o The Dreyfus Corporation
200 Park Avenue
New York, New York 10166

Ladies and Gentlemen:

         You have requested our opinion, as counsel to MPAM Funds Trust (the "Trust"), as to certain matters regarding the issuance of Shares of the Trust. As used in this letter, the term "Shares" means the MPAM class and Investor class shares of beneficial interest of MPAM Large Cap Stock Fund, MPAM Income Stock Fund, MPAM Mid Cap Stock Fund, MPAM Small Cap Stock Fund, MPAM
International Fund, MPAM Emerging Markets Fund, MPAM Bond Fund, MPAM Intermediate Bond Fund, MPAM Short-Term U.S. Government Securities Fund, MPAM National Intermediate Municipal Bond Fund, MPAM National Short-Term Municipal Bond Fund, MPAM Pennsylvania Intermediate Municipal Bond Fund, and MPAM Balanced Fund, each a series of the Trust.

         As such counsel, we have examined certified or other copies, believed by us to be genuine, of the Trust's Declaration of Trust and by-laws and such resolutions and minutes of meetings of the Trust's Board of Trustees, and such other documents relating to the Trust's formation and operation and the issuance of the Shares as we have deemed relevant to our opinion, as set forth herein. Our opinion is limited to the laws and facts in existence on the date hereof, and it is further limited to the laws (other than the conflict of law rules) of the Commonwealth of Massachusetts that in our experience are normally applicable to the issuance of shares by investment companies organized as unincorporated voluntary associations in that State and to the Securities Act of 1933 ("1933 Act"), the Investment Company Act of 1940, as amended ("1940 Act"), and the regulations of the Securities and Exchange Commission ("SEC") thereunder.

         Based on present laws and facts, we are of the opinion that the issuance of the Shares has been duly authorized by the Trust and that, when sold in accordance with the terms contemplated by Post-Effective Amendment No. 2 to the Trust's Registration Statement on Form N-1A ("PEA"), including receipt by the Trust of full payment for the Shares and compliance with the 1933 Act and the 1940 Act, and applicable state laws regulating the distribution of securities, the Shares will have been validly issued, fully paid and non-assessable.

         The Trust is an entity of the type commonly known as a "Massachusetts business trust." Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust. The Declaration of Trust states that all persons extending credit to, contracting with or having any claim against the Trust or a particular series of the Trust shall look only to the assets of the Trust or the assets of the appropriate series of the Trust for payment under such credit, contract or claim; and neither the shareholders nor the Trustees, nor any of their agents, whether

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MPAM FUNDS TRUST
July 10, 2001
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past, present or future,  shall be personally liable therefor.  It also requires that every note, bond, contract or other undertaking issued by or on behalf of the Trust or a particular series of the Trust or the Trustees relating to the Trust shall include a recitation limiting the obligation represented thereby to the Trust and its assets or the assets of the appropriate series of the Trust. The Declaration of Trust further provides: (1) for indemnification from the assets of the Trust or the assets of the appropriate series of the Trust for all loss and expense of any shareholder held personally liable for the obligations of the Trust or any series solely by virtue of ownership of shares of the Trust or such series; and (2) upon request, for the series of the Trust to assume the defense of any claim against the shareholder for any act or obligation of the series of the Trust. Thus, the risk of a shareholder incurring financial loss on account of shareholder liability is limited to circumstances in which the Trust or series would be unable to meet its obligations.

         We hereby consent to this opinion accompanying the PEA when it is filed with the SEC and to the reference to our firm in the PEA.

                                           Very truly yours,

                                           /s/ Kirkpatrick & Lockhart LLP

                                           Kirkpatrick & Lockhart LLP